UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2011

BOLLENTE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54219	26-2137574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Gainey Center II 8501 North Scottsdale Road, Suite 165 Scottsdale, Arizona	85253-2740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480)-275-7572

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway
Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2011, the Registrant entered into a reverse triangular merger by and among Woodmans Lumber and Millworks Peru (“Woodmans”), a Nevada corporation and wholly- owned subsidiary of the Registrant, and Bollente, Inc., a Nevada corporation, Woodman’s and Bollente being the constituent entities in the merger, whereby the Registrant intends to issue 4,707,727 shares of its 144 restricted common stock in exchange for 100% of Bollente’s outstanding membership interest. Pursuant to the terms of the merger, Woodman’s will be merged with Bollente wherein Woodmans shall cease to exist and Bollente will become a wholly owned subsidiary of the Registrant. Subject to the terms and conditions set forth in the Merger Agreement, the Merger is anticipated to become effective on or before April 15, 2011. The Merger with Bollente, upon closing, will provide the Registrant with the ownership of 100% of Bollente. A copy of the agreement is attached hereto as exhibit 10.1.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities.

On February 25, 2011, the Registrant issued 3 Units in exchange for Thirty Thousand dollars ($30,000) to an Accredited Investor in a transaction that was not registered under the Act. Each Unit consists of an Eleven Thousand Dollar ($11,000) debenture maturing in fifteen (15) months from the closing the offering, plus Ten Thousand (10,000) shares of Common Stock of the Company, at a purchase price of Ten Thousand Dollars ($10,000) per Unit. The Units were issued in reliance upon applicable exemptions from registration under Section 4(2) of the Act and Section 506 of Regulation D promulgated thereunder.

On March 3, 2011, the Registrant entered into an agreement with Stoecklein Law Group (“SLG”) to cancel an outstanding bill of $115,768.14 for legal services in exchange for 250,000 shares of unrestricted Common Stock (the “Shares”). SLG is a related party in this transaction by virtue of being a beneficial owner. A copy of the agreement is attached hereto as exhibit 10.2.

Section 9 – Financial Statements and Exhibits

Item 9.01 Exhibits

Exhibit Number	Description
2.1	Acquisition Agreement and Plan of Merger – Dated March 7, 2011
10.1	Debt Conversion Agreement – Dated March 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLLENTE COMPANIES, INC.

By: /s/ Robertson James Orr
Robertson James Orr, President and Chairman of the Board

Date:  March 9, 2011